Exhibit 4.32

BANK OF AMERICA CORPORATION

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 21, 2005

Supplementing the Indenture, dated as of September 29, 1992,

between MBNA Corporation

and Bankers Trust Company, as Trustee.

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of December 21, 2005 (the “First Supplemental Indenture”), is made by and among BANK OF AMERICA CORPORATION, a Delaware corporation (the “Corporation”), MBNA CORPORATION, a Maryland corporation (“MBNA”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation and successor to Bankers Trust Company, as Trustee (the “Trustee”) under the Indenture referred to herein.

WITNESSETH:

WHEREAS, MBNA and Bankers Trust Company (“Bankers Trust”), as trustee, were parties to an Indenture dated as of September 29, 1992 (the “Indenture”), providing for the issuance of Senior Debt Securities of MBNA;

WHEREAS, under the terms of the Indenture, the Trustee is successor to Bankers Trust;

WHEREAS, there is outstanding under the terms of the Indenture one or more series of Senior Debt Securities (the “Securities”);

WHEREAS, MBNA and the Corporation have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 30, 2005, pursuant to which MBNA will merge with and into the Corporation (the “Merger”), with the Corporation as the surviving corporation in the Merger;

WHEREAS, the Merger is expected to be consummated on January 1, 2006;

WHEREAS, Section 801 of the Indenture provides that in the case of a merger, the surviving corporation shall expressly assume by supplemental indenture all the obligations, covenants and conditions under the Securities and the Indenture to be kept or performed by MBNA;

WHEREAS, Section 901(1) of the Indenture provides that, when authorized by resolutions of MBNA’s board of directors, MBNA and the Trustee may amend the Indenture without notice to or consent of any holders of the Securities to evidence the succession of another corporation to MBNA by merger and the assumption by the successor corporation of the obligations, covenants and agreements of MBNA under the Indenture;

WHEREAS, Section 901(9) of the Indenture provides that, when authorized by resolutions of MBNA’s board of directors, MBNA and the Trustee may amend the Indenture without notice to or consent of the holders of the Securities in order to supplement any provision contained in the Indenture;

WHEREAS, this First Supplemental Indenture has been duly authorized by all necessary corporate action on the part of each of MBNA and the Corporation; and

WHEREAS, the Trustee has determined this First Supplemental Indenture is satisfactory in form.

NOW, THEREFORE, in consideration of the premises, MBNA, the Corporation and the Trustee agree as follows for the equal and ratable benefit of the holders of the Securities:

ARTICLE I

ASSUMPTION BY SUCCESSOR CORPORATION

AND SUPPLEMENTAL PROVISIONS

SECTION 1.1 Assumption of the Securities.

(a) The Corporation hereby represents and warrants that

(i) it is a corporation organized and existing under the laws of the State of Delaware and the surviving corporation in the Merger; and

(ii) the execution, delivery and performance of this First Supplemental Indenture has been duly authorized by the Board of Directors of the Corporation.

(b) The Corporation hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and any interest on all of the Securities of all series in accordance with the terms of each series, according to their tenor, and the performance and observance of all the covenants and conditions of the Indenture with respect to each series or established with respect to such series to be kept or performed by MBNA.

SECTION 1.2 The Company. Effective January 1, 2006, the name of the Company, as the successor corporation to MBNA under the terms of the Indenture, shall be “Bank of America Corporation.”

SECTION 1.3 Supplemental Provisions. In connection with the issuance of Securities under the Indenture:

(a) Definitions in the present Section 101 are hereby amended as follows:

(i) The present definition of “Board Resolution” is hereby deleted and replaced with the following:

“‘Board Resolution’ means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been adopted by the Board of Directors or a committee acting under the authority of, or appointment by, the Board of Directors and to be in full force and effect on the date of such certification and delivered to the Trustee.”

(ii) The present definitions of “Company Request” and “Company Order” are hereby deleted and replaced with the following:

“‘Company Request’ and ‘Company Order’ mean, respectively, a written request or order signed in the name of the Company by its Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Executive or Senior Vice President, General Counsel, Deputy or Associate General Counsel or Treasurer and delivered to the Trustee.”

(iii) The present definition of “Officers’ Certificate” is hereby deleted and replaced with the following:

“‘Officers’ Certificate’ means a certificate signed by the Chairman of the Board, the Chief Executive Officer, President, Chief Financial Officer, Executive or Senior Vice President, General Counsel, Deputy or Associate General Counsel or Treasurer of the Company and delivered to the Trustee.”

SECTION 1.4 Trustee’s Determination and Acceptance. The Trustee has determined that this First Supplemental Indenture is satisfactory in form and hereby accepts this First Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE II

MISCELLANEOUS

SECTION 2.1 Effect of Supplemental Indenture. Upon the later to occur of (i) the execution and delivery of this First Supplemental Indenture by the Corporation, MBNA and the Trustee and (ii) the effective time of the Merger, the Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

SECTION 2.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

SECTION 2.3 Indenture and Supplemental Indentures Construed Together. This First Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.

SECTION 2.4 Confirmation and Preservation of Indenture. The Indenture as supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

SECTION 2.5 Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act (the “TIA”) that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

SECTION 2.6 Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.7 Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

SECTION 2.8 Addresses for Notice, etc., to the Corporation and Trustee. Any notice or demand which by any provisions of this First Supplemental Indenture or the Indenture is required or permitted to be given or served by the Trustee or by the holders of Securities to or on the Corporation may be given or served by postage prepaid first class mail addressed (until another address is filed by the Corporation with the Trustee) as follows:

Bank of America Corporation

Corporate Treasury Division, NC1-007-07-06

100 North Tryon Street

Charlotte, North Carolina 28255-0001

Attention: Karen A. Gosnell, Senior Vice President

With a copy to:

Bank of America Corporation

Legal Department, NC1-007-20-01

100 North Tryon Street

Charlotte, North Carolina 28255-0065

Attention: Teresa M. Brenner, Associate General Counsel

Any notice, direction, request or demand by any holder of Securities to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or made in writing at the principal office of the Trustee, which shall be as follows:

Deutsche Bank Trust Company Americas

60 Wall Street

26th Floor

NYC-60-2606

New York, New York 10005

Attention: Michele Voon.

SECTION 2.8 Headings. The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.9 Benefits of First Supplemental Indenture, etc. Nothing in this First Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Securities.

SECTION 2.10 Certain Duties and Responsibilities of the Trustees. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements in this First Supplemental Indenture are deemed to be those of the Corporation and MBNA and not of the Trustee.

SECTION 2.11 Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.12 Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

THE CORPORATION:

Bank of America Corporation

By:	/s/ KAREN A. GOSNELL
Name:	Karen A. Gosnell
Title:	Senior Vice President

MBNA:

MBNA Corporation

By:	/s/ THOMAS D. WREN
Name:	Thomas D. Wren
Title:	Treasurer

THE TRUSTEE:

Deutsche Bank Trust Company Americas

By:	/s/ MICHELE H.Y. VOON
Name:	Michele H. Y. Voon
Title:	Assistant Vice President